Press Release

Contact:
Edward G. Sloane, Jr.
Chief Financial Officer
First Business Financial Services, Inc.
608-232-5970
esloane@firstbusiness.bank

First Business Bank Declares Quarterly Cash Dividends

MADISON, WI – October 28, 2022 – First Business Financial Services, Inc. (the “Company”, the “Bank”, or “First Business Bank”) (Nasdaq: FBIZ) announced its board of directors has declared a quarterly cash dividend on its common stock of $0.1975 per share which is equivalent to a dividend yield of 2.24% based on Thursday’s market close price of $35.29. The quarterly dividend is the same as the quarterly dividend declared in July 2022, and based on third quarter 2022 earnings per share, represents a dividend payout ratio of 16%. This regular cash dividend is payable on November 17, 2022 to shareholders of record at the close of business on November 7, 2022. The board of directors also declared a dividend on the Company’s 7% Series A Preferred Stock of $17.50 per share, payable on December 15, 2022, to shareholders of record on November 30, 2022.

About First Business Bank
First Business Bank specializes in Business Banking, including Commercial Banking and Specialty Finance, Private Wealth, and Bank Consulting Services, and through its refined focus delivers unmatched expertise, accessibility, and responsiveness. Specialty Finance solutions are delivered through First Business Bank’s wholly owned subsidiary First Business Specialty Finance, LLC. First Business Bank is a wholly owned subsidiary of First Business Financial Services, Inc. (Nasdaq: FBIZ). For additional information, visit firstbusiness.bank.

This press release includes “forward-looking” statements related to First Business Financial Services, Inc. that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s 2021 annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

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